BARON ETF TRUST

MANAGEMENT AGREEMENT

This Management Agreement (this “Agreement”), made the 5th day of August, 2025, by and between BAMCO, Inc., a New York corporation (“BAMCO”), and Baron ETF Trust, a Delaware statutory trust (the “Trust”), on behalf of each series of the Trust named on Schedule A hereto, as such Schedule may be revised from time to time (each, a “Client” and, together, the “Clients”).

Whereas, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), that wishes to employ BAMCO to manage each Client’s portfolio (each, an “Account”), upon the terms and subject to the conditions hereinafter set forth; and

Whereas, BAMCO is an investment adviser registered under the Investment Advisers Act of 1940, as amended, that is willing to manage each Account in the manner, upon the terms and subject to the conditions hereinafter set forth;

Now, Therefore, in consideration of the premises and mutual agreements hereinafter set forth, the parties hereby agree as follows:

1.   Each Account shall consist of such cash, stocks, bonds and other securities which, from time to time, the applicable Client places under the supervision of BAMCO and/or which shall become part of the Account as a result of transactions therein, deposits of cash proceeds from the sale of Client’s shares or otherwise.

2.   Subject to the supervision of the Board of Trustees of the Trust (the “Board”), BAMCO shall have full discretion and authority to manage each Account, subject to such policies as set forth in each Client’s prospectus. Each Client shall provide BAMCO with copies of its current prospectus and statement of additional information (“Prospectus”) which set forth the investment objectives, policies and investment restrictions of the Account, Declaration of Trust and By-laws. BAMCO, as the Clients’ agent and attorney-in-fact and at the Clients’ expense, is duly authorized without further approval with respect to each Account, except as otherwise required by law, (a) to make all investment decisions; (b) to vote all proxies with respect to portfolio securities in the Account; (c) to buy, sell and otherwise trade in securities; and (d) in furtherance of the foregoing, to do anything which BAMCO shall deem requisite, appropriate or advisable, including, without limitation, the submission of instructions to the custodian of the Account, and the selection of such brokers or dealers as BAMCO shall determine.

3.   (a)  For BAMCO’s services as investment adviser, each Client shall pay BAMCO a management fee computed daily and payable monthly from the applicable Client’s assets equal to the amount listed in Schedule A per annum of the Client’s average daily net asset value. The fee shall be paid in arrears, within thirty (30) days after the end of each month. The net asset value is determined as set forth in the Funds’ Prospectus or otherwise consistent with the 1940 Act and the regulations promulgated thereunder.

   (b)  If BAMCO should serve for less than the whole of any month, its compensation shall be determined on the basis of the average daily net asset value of the applicable Account for the month up to and including the date of termination.

4.   (a)  BAMCO shall furnish office space and all necessary office facilities, equipment and executive personnel for managing the Accounts without reimbursement from the Clients.

   (b)  BAMCO shall pay all expenses of each Client, including the costs of transfer agency, custody, fund administration, legal, audit and other services, except for the fee payment under this Agreement, distribution fees, if any, brokerage expenses, acquired fund fees and expenses, taxes, interest, litigation expenses, and other extraordinary expenses, including the costs of proxies, not incurred in the ordinary course of the Client’s business.

   (c)  BAMCO shall maintain, or shall cause to be maintained, all books and records with respect to each Client’s securities transactions required by subparagraphs (b)(5), (6), (9) and (10) and paragraph (f) of Rule 31a-1 under the 1940 Act and shall render to the Clients’ Trustees such periodic and special reports as the Trustees may reasonably request.

   (d)  BAMCO shall provide the Clients’ Custodian on each business day with information relating to the execution of all portfolio transactions pursuant to standing instructions.

   (e)  The investment management services provided by BAMCO hereunder are not to be deemed exclusive, and BAMCO shall be free to render similar services to others.

5.   The Clients have delivered to BAMCO copies of each of the following documents and will deliver to it all future amendments and supplements, if any:

   (a)  Declaration of Trust, filed with the Secretary of The State of Delaware (such Declaration of Trust, as in effect on the date hereof and as amended from time to time, is herein called the “Declaration of Trust”);

   (b)  By-laws of the Trust (such By-laws, as in effect on the date hereof and as amended from time to time, are herein called the “By-laws”);

   (c)  Certified resolutions of the Trustees of the Clients authorizing the appointment of BAMCO and approving the form of this Agreement;

   (d)  Registration Statement under the 1940 Act and the Securities Act of 1933, as amended, on Form N-lA (the “Registration Statement”), as filed with the Securities and Exchange Commission (the “Commission”) relating to the Clients and the Clients’ Shares and all amendments thereto;

   (e)  Notification of Registration of the Trust under the 1940 Act on Form N-8A as filed with the Commission and all amendments thereto; and

   (f)  Prospectus of the Clients as currently in effect and as amended or supplemented from time to time.

6.   BAMCO shall keep, or shall cause to be kept, the Clients’ books and records required to be maintained by it pursuant to paragraph 9 hereof. BAMCO agrees that all records which it maintains for the Clients are the property of the Clients, and it will surrender promptly to the Clients any of such records upon any Client’s request. BAMCO further agrees to preserve for the periods prescribed by Rule 31a-2 as promulgated by the Commission under the 1940 Act any such records as are required to be maintained by BAMCO pursuant to paragraph 9 hereof.

7.   (a)  BAMCO understands that it is the policy of the Clients to obtain the best net results for each Client’s shareholders in the execution of brokerage transactions for the Account. BAMCO shall select all brokers in accordance with such policy and as set forth below.

     (b)  The Clients represent and warrant that they have adopted procedures in conformity with Rule 17e-1 (“Procedures”) of the 1940 Act to ensure that all brokerage commissions paid for portfolio transactions are reasonable and fair. The Clients shall inform BAMCO of such Procedures and any amendments thereto. BAMCO shall provide the Clients with such information as is required by the Procedures, including, among other things, a written record of each portfolio transaction effected pursuant to Rule 17e-1, setting forth the amount and source of the commission, fee or other remuneration received or to be received; the identity of the person acting as broker; the terms of the transaction; and, each quarter, such information as is necessary to enable the Clients to determine whether its procedures have been followed.

     (c)  Where brokers and dealers are used to affect portfolio transactions, BAMCO may pay to those brokers and dealers, in return for research analysis, advice and similar services, a commission or spread which BAMCO determines is reasonable and consistent with the Clients’ policies. The Clients agree that such research and information may be used by BAMCO to supplement the services it is required to perform hereunder. BAMCO shall have no obligation to seek the lowest commission cost to the Clients. BAMCO’s selection of a broker will take into account factors such as: price, reliability, financial responsibility, commission rates, the ability of the broker to effect particular securities transactions, and research and similar services, all of which may enhance general portfolio management capabilities for BAMCO and/or its affiliates, notwithstanding that the Clients may not be the direct or exclusive beneficiaries of such services.

8.   BAMCO and/or Baron Capital, Inc. (“BCI”) shall direct the clearing broker to send promptly to the Clients confirmations of purchases and sales and monthly statements prepared by the clearing broker. BAMCO shall provide the Clients with monthly and quarterly statements. On the written request of any Client, BAMCO and/or BCI will send or direct the sending of any copies of the foregoing to any other person.

9.   BAMCO shall keep, or shall cause to be kept, the books of account of the Client and compute the net asset value per share of the outstanding Shares. BAMCO shall also calculate daily the net investment income of the Client as described in the Client’s current Prospectus and shall advise the Client and the transfer agent daily of the total amounts of such investment income and, if instructed in writing by an officer of the Client to do so, shall advise the transfer agent periodically of the division of such net investment income among its various components. The calculations of the net asset value per share and the daily income of the Client shall be made at the time or times described from time to time in the Client’s current Prospectus. BAMCO shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement, present or future, any information, reports, or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations. BAMCO shall not disclose or use any records it has prepared by reason of this Agreement in any manner except as expressly authorized herein or directed by the Client and shall keep confidential any information obtained by reason of this Agreement.

10.  Each Client understands and agrees that: (a) BAMCO is affiliated with Baron Capital Management, Inc., a registered investment adviser; (b) BAMCO and/or its affiliates will manage accounts and perform advisory services for others; (c) depending upon investment objectives and cash availability and requirements, BAMCO and/or its affiliates may direct the sale of a particular security for certain accounts and direct the purchase of such security for other accounts, and, accordingly, transactions in particular accounts may not be consistent with transactions in other accounts; (d) where there is a limited supply of a security, BAMCO in conjunction with its affiliates will allocate investment opportunities in a matter deemed equitable by BAMCO; (e) BAMCO and/or its affiliates, principals and employees may from time to time have an interest, direct or indirect, in a security which is purchased, sold or otherwise traded for the Accounts, and BAMCO and/or its affiliates may effect transactions in said security for the Accounts that may be the same as or different from the action which BAMCO, its affiliates or such other persons may take with respect thereto for its or their accounts.

11.   The Clients and BAMCO represent and warrant that each (i) has adopted and supplied to one another a copy of a written code of ethics complying with Rule 17j-1 of the 1940 Act and (ii) will obtain such reports and maintain such records as are specified in Rule 17j-l.

12.   Each Client acknowledges that the word “Baron” in its name is derived from the name of the entities controlling, directly and indirectly, BAMCO, which derive their names from Mr. Ronald Baron; and that such name is the property of BAMCO, its affiliated companies and Ronald Baron for copyright and/or other similar purposes. Each Client understands and agrees that it may use “Baron” as part of its name only for so long as BAMCO serves as investment adviser to the Client, and if BAMCO ceases to be a Client’s investment adviser, the applicable Client will promptly take all steps necessary to change its name (to the extent it lawfully can) to one that does not include “Baron,” unless it receives BAMCO’s written consent to continue using “Baron” in its name.

13.   BAMCO shall have no liability to the Clients or their shareholders for any error of judgment or mistake of law or for any loss suffered by the Clients, provided that BAMCO shall not be protected against liabilities arising by virtue of willful misfeasance, bad faith or gross negligence, or reckless disregard of BAMCO’s obligations hereunder.

14.   Nothing in this Agreement shall limit or restrict the right of any of BAMCO’s directors, officers, or employees who may also be a Trustee, officer or employee of the Client to engage in any other business or to devote his time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict BAMCO’s right to engage in any other business or to render services of any kind to any other corporation, trust, firm, individual or association.

15.   Except as otherwise provided herein or authorized by the Trustees of the Clients from time to time, BAMCO shall for all purposes herein be deemed to be an independent contractor and shall have no authority to act for or represent the Clients in any way or otherwise be deemed an agent of the Clients.

16.   During the term of this Agreement, the Clients agree to furnish BAMCO at its principal office all Prospectuses, proxy statements, reports to shareholders, sales literature or other material prepared for distribution to shareholders of the Clients or to the public, which refer to BAMCO in any way, prior to use thereof and not to use such material if BAMCO reasonably objects in writing within five business days (or such other time as may be mutually agreed) after receipt thereof. In the event of termination of this Agreement, the Clients will continue to furnish to BAMCO copies of any of the above-mentioned materials which refer in any way to BAMCO. The Clients shall furnish or otherwise make available to BAMCO such other information relating to the business affairs of the Clients as BAMCO at any time, or from time to time, reasonably requests in order to discharge its obligations hereunder.

17.   This Agreement shall continue in effect for a period of two years from the date of its execution, and thereafter only so long as such continuance is specifically approved at least annually by a vote of a majority of the Client’s Trustees, including a majority of the Trustees who are not parties to this

Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.

18.   This Agreement may be terminated at any time, without the payment of any penalty, by the Trustees of the Clients or by vote of a majority of the outstanding voting Shares of the applicable Client (as defined in the 1940 Act) on not less than sixty days’ written notice to BAMCO or by BAMCO on not less than sixty days’ written notice to the applicable Client.

19.   This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) by either party.

20.   This Agreement shall be construed in accordance with and governed by the laws of the State of New York, to the extent federal law does not apply.

21.   BAMCO shall have no liability with respect to custody arrangements or the acts, omissions or other conduct of the custodian.

22.   It is understood and expressly stipulated that none of the Trustees, officers, agents or shareholders of the Clients shall be personally liable hereunder. All persons dealing with the Clients must look solely to the property of the Clients for the enforcement of any claims against the Clients as neither the Trustees, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of the Clients.

23.   Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to BAMCO at 767 Fifth Avenue, New York, New York 10153; or (2) to the Clients at 767 Fifth Avenue, New York, New York 10153.

24.   This Agreement contains the entire agreement and may not be amended or modified in any respect unless in writing signed by both parties obtained in conformity with the requirements of the 1940 Act and the Rules thereunder. In the event that any provision of this Agreement is declared to be invalid such declaration shall not be deemed to affect the validity of any of the other provisions.

Agreed to as of August 5th, 2025

New York, New York

BAMCO, Inc.

/s/ Patrick M. Patalino
Name: Patrick M. Patalino
Title: General Counsel

Baron ETF Trust

/s/ Christopher Snively
Name: Christopher Snively
Title: Chief Financial Officer, Funds

SCHEDULE A

Name of Portfolio	Annual Fee as a Percentage of Average Daily Net Assets	Initial Reapproval Date

Baron First Principles ETF	1.00%	August 5, 2027
Baron Global Durable Advantage ETF	0.75%	August 5, 2027
Baron SMID Cap ETF	0.75%	August 5, 2027
Baron Financials ETF	0.80%	August 5, 2027
Baron Technology ETF	0.75%	August 5, 2027

Approved as of: August 5, 2025